As filed with the Securities and Exchange Commission on June 4, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KAISER ALUMINUM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3030279
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1550 West McEwen Drive, Suite 500,

Franklin, Tennessee 37067

(Address of Principal Executive Offices Including Zip Code)

Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan

(Full Title of the Plan)

John M. Donnan

Executive Vice President, Chief Administrative Officer and General Counsel

Kaiser Aluminum Corporation

1550 West McEwen Drive, Suite 500,

Franklin, Tennessee 37067

(629) 252-7040

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Kaiser Aluminum Corporation, a Delaware corporation (the “Registrant”), to register an additional 669,086 shares (the “Additional 2021 Shares”) of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that may be issued pursuant to the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan (as amended and restated effective June 4, 2026, the “Plan”).

The Additional 2021 Shares represent an incremental increase of 395,000 to the shares of Common Stock previously registered for issuance under the Plan pursuant to the Registrant’s Registration Statement on Form S-8 (File No. 333-256743), filed with the Securities and Exchange Commission (the “Commission”) on June 3, 2021 (the “2021 Registration Statement”) and the Registrant’s Registration Statement on Form S-8 (File No. 333-280128), filed with the Commission on June 11, 2024 (collectively with the 2021 Registration Statement, the “Prior Registration Statements”), as well as 274,086 shares of Common Stock that have become available under the Plan as a result of forfeiture, cancellation, expiration, withholding or cash settlement of awards under the Plan or the Kaiser Aluminum Corporation 2016 Equity and Incentive Compensation Plan. This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to such instruction, the contents of the Prior Registration Statements are incorporated by reference and made part of this Registration Statement, except to the extent modified, superseded, or amended by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (Commission File No. 001-09447), filed on February 19, 2026;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (Commission File No. 001-09447), filed on April 23, 2026;

(c)	The Registrant’s Current Reports on Form 8-K (Commission File No. 001-09447), filed on each of the following dates: January 13, 2026; April 13, 2026; and June 4, 2026; and

(d)

The description of the Common Stock contained in Exhibit 4.3 to the Registrant’s Annual Report on 10-K for the year ended December 31, 2019 (Commission File No. 001-09447), filed on February 25, 2020, and as amended by any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A, filed by the Registrant on July 6, 2006, File No. 000-52105).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated July 2, 2008 (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed by the Registrant on August 7, 2008, File No. 000-52105).

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated June 2, 2015 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Registrant on June 8, 2015, File No. 000-52105).

4.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated May 26, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Registrant on May 26, 2016, File No. 001-09447).

4.5	Certificate of Designation of Series A Junior Participating Preferred Stock of Kaiser Aluminum Corporation, as filed with the Secretary of State of the State of Delaware on April 7, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Registrant on April 8, 2016, File No. 001-52105).

4.6	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Registrant on June 22, 2020, File No. 001-09447).

4.8	Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan (amended and restated effective June 4, 2026) (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed by the Registrant on April 28, 2026, File No. 001-09447).

5.1*	Opinion of Counsel

23.1*	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)

23.2*	Consent of Counsel (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature pages)

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on this 4th day of June, 2026.

KAISER ALUMINUM CORPORATION

By:	/s/ Cherrie I. Tsai
Name:	Cherrie I. Tsai
Title:	Vice President, Deputy General Counsel & Corporate Secretary

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Keith A. Harvey, Neal West, John M. Donnan and Cherrie I. Tsai, or any of them, each acting alone, as the true and lawful attorney-in-fact or agent, or attorneys-in-fact or agents, for each of the undersigned, with full power of substitution and resubstitution, and in the name, place and stead of each of the undersigned, to execute and file any and all amendments, including post-effective amendments, supplements and exhibits to this Registration Statement, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary, appropriate or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Keith A. Harvey Keith A. Harvey	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 4, 2026

/s/ Neal West Neal West	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 4, 2026

/s/ Vijai Narayan Vijai Narayan	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	June 4, 2026

/s/ Michael C. Arnold Michael C. Arnold	Director	June 4, 2026

/s/ David A. Foster David A. Foster	Director	June 4, 2026

/s/ Kimberly T. Glas Kimberly T. Glas	Director	June 4, 2026

/s/ Richard P. Grimley Richard P. Grimley	Director	June 4, 2026

/s/ James D. Hoffman James D. Hoffman	Director	June 4, 2026

/s/ Glenda J. Minor Glenda J. Minor	Director	June 4, 2026

/s/ Donald J. Stebbins Donald J. Stebbins	Director	June 4, 2026

/s/ Brett E. Wilcox Brett E. Wilcox	Director	June 4, 2026